Exhibit 10.1

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

February 22, 2008

David E. Snyder

c/o Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

Dear David:

This letter will confirm our mutual agreement with respect to the following terms and conditions applicable to (i) your resignations as Vice President and Controller of Nationwide Health Properties, Inc. (the “Company”) and as an officer of the Company, and any of its subsidiaries, and (ii) your employment as a non-officer employee of the Company, in each case, and effective February 29, 2008.

Term of Employment:	You will be employed as a non-officer employee of the Company beginning February 29, 2008 until termination of your employment.

Duties:	You will report to the Senior Vice President and Chief Financial and Portfolio Officer and will devote your full working time (exclusive of vacations) to the performance of such duties as assigned by the Senior Vice President and Chief Financial and Portfolio Officer. You will be given time prior to May 30, 2008 to use all of your accrued vacation time.

Bonus:	Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will be paid a bonus of $55,000, payable in two equal installments. The first installment shall be payable on February 29, 2008. The second installment shall be payable following your termination of employment with the Company, other than a termination by the Company for “Cause”, that occurs on or after April 18, 2008, and shall be prorated based on the number of days employed between March 1, 2008 and May 30, 2008. The payment of the second installment is conditioned upon your execution and delivery to the Company of a Release of Claims substantially in the form attached hereto as Exhibit A within five business days following termination of employment. For purposes of this letter, “Cause” shall have the meaning set forth in your Change in Control Agreement.

Salary, Health Insurance And Other Benefits:	Salary, health insurance (including your participation in the Company’s executive health care program) and other benefits to remain as current, subject to the terms of the individual plans and as modified from time to time by the Company under its general employment policies.

General:	Except as otherwise set forth in this letter, (i) the terms and conditions applicable to your employment will continue to be subject to the terms and conditions of applicable plans and policies of the Company generally applicable to its employees, (ii) the terms and conditions of your equity awards will continue to be subject to the terms and conditions of applicable plans and agreements and (iii) your Change in Control Agreement will continue to apply in accordance with its terms. Your employment will continue on an at-will basis and can be terminated by you or the Company at any time, for any reason, with or without cause, with or without advance notice. Except as provided above, this letter constitutes the entire agreement between the parties and supersedes any and all prior agreements or understandings of the parties as to the matters set forth herein; provided that no existing arrangements that are to be terminated or modified as described herein shall be so affected except in accordance with definitive documentation affecting the matters described herein.

Please date, sign and return one original of this letter.

Sincerely,

/s/ Douglas M. Pasquale
Douglas M. Pasquale President and Chief Executive Officer

By my signature below I acknowledge that I have read the terms of this agreement and accept the terms stated above.

/s/ David Snyder	2/22/08
David Snyder	Date

Exhibit A

WAIVER AND GENERAL RELEASE OF ALL CLAIMS

1. WAIVER AND RELEASE OF ALL CLAIMS.

a. In consideration of the payment of the bonus in the amount of $55,000 (the “Bonus”), David E. Snyder (“Employee”) Employee hereby forever releases and discharges Nationwide Health Properties, Inc. (the “Company”), its affiliates, successors and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys and shareholders (collectively, the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that Employee had, now has or may hereafter claim to have against the Released Parties arising out of or relating in any way to Employee’s employment with, or termination from, the Company or otherwise relating to any of the Released Parties from the beginning of time to the effective date of this Waiver and General Release of all Claims (the “Release”). This Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, as amended, Section 806 of the Sarbanes-Oxley Act, the Family and Medical Leave Act, as amended, the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended and California Labor Code Section 1400 et seq.; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims under section 2802 of the California Labor Code.

b. For the purpose of implementing a full and complete release, Employee understands and agrees that this Agreement is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in his favor against the Released Parties and this Agreement extinguishes those claims. Accordingly, Employee expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any other similar federal, state or local statute. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

2. ACKNOWLEDGMENTS. Employee agrees that prior to signing this Release, he read and understood each and every provision of this Release and had the opportunity to consult with an attorney of his choosing regarding the effect of such Release. Employee further acknowledges and agrees that he knowingly and voluntarily executed this Release with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to execute this Release.

3. MISCELLANEOUS. This Release and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules. Employee agrees that this Release will be binding upon, and pass to the benefit of, the successors and assigns of the Company and that this Release may not be amended or modified other than by a written instrument signed by the Company and Employee.

David E. Snyder

Date